Exhibit 12

                     Potash Corporation of Saskatchewan Inc
                       Ratio of Earnings to Fixed Charges
                (in millions of US dollars, except ratio amounts)
                                   (unaudited)

                                               Three Months Ended
                                                    31-Mar                           Year ended December 31
                                                 2001       2000       2000       1999        1998       1997       1996
Canadian GAAP
Net income                                      $62.4      $71.6      $198.0    ($412.0)     $261.0     $297.1     $209.0
Income taxes                                     38.3       20.5        67.2        7.5       117.5       69.1       43.7
Interest on debt                                 15.8       14.5        61.6       51.5        63.8       81.4       46.8
Estimate of interest in operating leases         11.1       11.1        44.5       36.1        35.3       75.4        9.6
                                             -----------------------------------------------------------------------------
                                               $127.6     $117.7      $371.3    ($316.9)     $477.6     $523.0     $309.1
                                             =============================================================================

Total Fixed Charges                             $26.9      $25.6      $106.1      $87.6       $99.1     $156.8      $56.4
                                             =============================================================================

Ratio of Earnings to Fixed Charges               4.74       4.60        3.50        --         4.82       3.34       5.48
                                             =============================================================================